UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 27, 2014

Independence Realty Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-36041	26-4567130
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania		19104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 243-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 27, 2014, Independence Realty Operating Partnership, LP, or IROP, entered into a purchase and sale agreement, or the purchase agreement, for the purchase of all of the outstanding limited liability company interests, or the interests, of King’s Landing, LLC, or the property owner, from BCMR King’s Landing, a Limited Partnership and MLP King’s Landing, LLC, which are collectively referred to as the property sellers. The property owner is the fee owner of a property located in Creve Coeur, Missouri, or the property. IROP is the operating partnership of Independence Realty Trust, Inc., or IRT. The property sellers do not have any relationship with IRT or its affiliates.

Pursuant to the terms and conditions of the purchase agreement, the purchase price, or the purchase price, for the interests is $32.7 million payable as follows: (1) a deposit of $500,000 and (2) at the closing of the transaction, an amount, or the equity, equal to the difference between the purchase price and the then current outstanding principal balance of the existing loan defined below, as adjusted by credits and prorations provided for in the purchase agreement. The purchase agreement provides that the date of the closing is March 14, 2014, subject to extension.

In connection with its acquisition of the interests, IROP has agreed to assume all of property sellers’ and defined guarantors’ obligations in connection with a loan made to the property owner with a current outstanding principal amount of $21.2 million, or the existing loan. The transaction contemplated by the purchase agreement is subject to obtaining the consent to the assumption of the existing loan of the lender, or the existing lender, of the existing loan by April 14, 2014, which may be extended to May 14, 2014, and other customary conditions. IROP may terminate the purchase agreement with or without cause if IROP objects to title matters that are not cured by property sellers, for sellers’ breach of, and failure to cure, their representations and warranties, if any of IROP’s conditions to closing are not satisfied and for other reasons set forth in the purchase agreement. If IROP terminates the purchase agreement on any of these grounds or if the existing lender’s consent has not been obtained by the relevant deadline, IROP’s deposit will be refunded.

The property has 152 apartment units with 10,921 square feet of retail. The property unit mix is comprised of 39 one bedroom, one bathroom apartments, 88 two bedroom, two bathroom apartments, eight three bedroom, two bathroom apartments and 17 one bedroom, two bathroom loft apartments with an average size of 1,105 square feet. Unit amenities include HVAC and a full kitchen appliance package. Property amenities include parking and landscaping. As of February 2014, the property’s occupancy rate was 94% and the average monthly effective rent per occupied unit was $1,402. The property is the newest construction asset in the relevant submarket, having been built in 2005.

Subject to the existing lender’s consent, Jupiter Communities, LLC d/b/a RAIT Residential would be the property manager for the property after the closing.

Forward-Looking Statements

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks associated with whether IROP will be able to complete the acquisition of the property, including, without limitation, whether IROP will be satisfied with the results of its due diligence on the property, whether the closing conditions set forth in the purchase agreement will be satisfied, whether the existing lender will provide the consents and agree to the assumption referenced above and other risks described in the "Risk Factors" section of IRT’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and its other filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Realty Trust, Inc.

March 3, 2014	By:	/s/ James J. Sebra

Name: James J. Sebra
Title: Chief Financial Officer and Treasurer